Exhibit 99.1

Nemaura Medical Launches BEAT®diabetes Smartphone App on Android and iOS Platforms; Begins Pilot Distribution of proBEAT™ Sensors

Loughborough, England – April 13, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announced the launch of its BEAT®diabetes app on the GooglePlay and iOS platforms.

The BEATdiabetes app, which is publicly available through the Google Play store and Apple’s app store provides predictive information that supplies the user suggestions such as smart eating choices, exercise and other potential lifestyle changes over the long term based on information provided by the user.  It also features continuous one-on-one support through its AI avatar, Lena, who learns about user habits and regularly becomes more familiar with each user.  As new information is processed, Lena offers feedback and encouragement as well as helpful ideas to help users not only improve their health, but potentially reverse Type 2 diabetes. The program is based on an in-clinic program originally developed and validated at the Joslin Diabetes Centre.

The Company is also beginning pilot programs that include its proprietary proBEAT™ monitor, a non-invasive, daily-wear glucose monitoring patch, synced with the BEAT®diabetes program.  proBEAT™ is a flexible wear patch, which provides feedback and actionable insights to users to better understand how diet and lifestyle adjustments might impact blood glucose fluctuations, empowering its users with knowledge that can lead to smarter decisions and improved overall health and wellbeing.

“We believe that the BEAT®diabetes app offers a significant new path toward better lifestyle management with the overall aim of providing a better tool for improved management and potential reversal of Type 2 diabetes,” commented Dr. Faz Chowdhury, Nemaura’s Chief Executive Officer.  “In addition, we believe our pilot program which includes our proBEAT™ non-invasive glucose sensor ushers in a new era in the development of life management tools that have been scientifically validated and utilize a personalized coaching method that combines a digital platform with data from a unique non-invasive device.  We have initially adopted a business-to-business model and are actively exploring a range of options for broad distribution of this combined program through U.S. insurers and employee wellness programs.  The sensor technology provides us with a unique position in this market, at a competitive price point. We look forward to discussing further distribution of the proBEAT™ monitor and associated programs as we progress our commercial initiatives.”

For additional information access the program website at www.beatdiabetes.life.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices.  The company is currently commercializing sugarBEAT® and proBEAT™.  sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes.  Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA.  proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham

CORE IR

917-885-7378
julesa@coreir.com